Filed Pursuant to Rule 433
Registration No. 333-116241

CREDIT SUISSE (USA), Inc.

Reverse Convertible Securities (“Revertibles”)

Summary of the Offering

The Revertibles are linked to the performance of an underlying single stock, refered to as the reference shares. The Revertibles provide contingent principal protection, as long as the reference shares do not close below a predetermined knock-in level during the term of the Note or close at or above the initial level on the valuation date. The investor will not participate in any appreciation of the reference share, but will receive a fixed coupon that will be paid on a quarterly basis. Revertibles are senior unsecured debt securities of Credit Suisse.

Investment Highlights

Income:                                                                                        Revertibles allow investors to receive annual coupons (paid on a quarterly basis). Revertibles do not offer any participation in the appreciation of the reference shares.

Downside Protection:   The Revertibles will provide principal protection if the reference shares do not close below the knock-in level during the term of the Note.

Redemption at Maturity:

a)              If the reference shares do not close below the knock-in level during the term of the Note, then the investor receives last quarterly coupon + 100% of principal

b)              If the reference shares close below the knock-in level during the term of the Note and the reference shares close below their initial level, then the investor receives last quarterly coupon + physical delivery of reference shares. The number of reference shares the investor receives for each $1,000 principal amount will equal 1,000/ initial share price.

Credit Suisse (USA), Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse (USA), Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web Site at www.sec.gov. Alternatively, Credit Suisse (USA), Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 221-1037.

Indicative Terms (Subject to Change)
Notes:	Senior unsecured debt securities of Credit Suisse (USA), Inc.
Minimum Denoms:	$5,000 per note and integral multiple of $1,000 in excess thereof.
Interest:	13.5% per annum payable quarterly on the principal amount
Issuer Rating:	Long-term senior debt rated A+ by Standard & Poor’s and AA3 by Moody’s Investors Service
Maturity:	February 23, 2007 (expected)
Listing:	The securities will not be listed on any exchange
Reference Shares:	Apple Computer, Inc. (Bloomberg Ticker: AAPL <Equity>)
Payment at Maturity:		The redemption amount is based on the performance of the reference shares:
1)

If the closing price of the reference shares has not been less than the knock-in level on any trading day from but not including the trade date to and including the valuation date, OR if the market value of the reference shares closes at or above the initial price on the valuation date, the redemption amount is the cash delivery amount.

	2)	Otherwise the physical delivery amount.
Initial Share Price:	Closing reference shares price on the trade date
Knock-in Level:	80% of initial share price
Cash Delivery Amount:	100% of the principal amount of the notes you own
Physical Delivery Amount:	A number of reference shares per $1,000 principal amount equal to 1,000 divided by the initial share price.
Offering Date:	February 2006 (expected)

Investment Considerations

A purchase of the securities involves risks.   We urge you to read the following information about certain of these risks, together with the risk factors and other information in the pricing supplement, product supplement, prospectus supplement and prospectus related to the securities.

You may lose part or all of your principal amount.   If the closing price of the reference shares on the relevant exchange is less than the knock-in level at any time from but not including the initial setting date to and including the valuation date and the final share price is lower than the initial share price at maturity, you will not be paid 100% of the principal amount of your securities.

You will not receive more than your principal amount at maturity.   At maturity, you will under no circumstances receive more than the principal amount of your securities, and the total payment you receive over the term of the securities will never exceed the principal amount of the securities plus the coupon payments paid during the term of the securities.

No ownership rights in reference shares.   An investment in the securities does not entitle you to any ownership interest or rights in the reference shares, such as voting rights, dividend payments or other distributions.

Possible illiquidity of secondary market.   The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market price of the securities may be influenced by many unpredictable factors.    Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.